Exhibit 10.22
SEMrush Inc.
800 Boylston Street
Suite 2475
Boston, MA 02199
Phone: (800) 815-9959
Email: mail@semrush.com
September 2, 2021
Andrew Warden
3409 Far View Drive
Austin, TX 78730
Dear Andrew,
On behalf of Semrush Inc. (the "Company"), I am pleased to offer employment to you. The purpose of this letter is to outline the initial terms for your employment.
Position: Your position with the Company will be Chief Marketing Officer.
Start Date: Unless otherwise agreed, your first day of employment will be September 7, 2021.
Direct Report: You will report to the Company's CEO, Oleg Shchegolev.
Salary: The Company will pay you a salary rate of $375,000.00 annually, in installments in accordance with the Company’s payroll schedule. Your salary is subject to periodic review and adjustment at the Company’s discretion.
Bonus: You will be eligible to receive an annual discretionary performance bonus. The Company initially will target the bonus at up to 30% of your annual salary rate, subject to achievement of applicable performance metrics, with the ability to achieve up to 200% of your base salary based on performance. This bonus will be pro-rated in your first year of employment based on the number of months worked. Whether a bonus is awarded, the criteria and metrics for such bonus, the target bonus amount, and the actual amount of any bonus each will be subject to the Company’s discretion. To earn any bonus, you must be employed by the Company on the date the bonus is paid.
Location: During the term of your employment you will work from the Company's Boston, Massachusetts, office a minimum of 40% of the total number of calendar days in each 12-month period. For your first year of employment, the Company will grant you a stipend of US $35,000 upon which you can draw for reasonable travel-related expenses for your trips to work from the Boston office. Starting on the first anniversary of your start date, you will bear 100% of the cost to you of working from the Boston office, up to 40% of the time. Any required travel to and from the Boston office after the minimum 40% shall be reimbursed in accordance with the Company's then-current travel and expense policy.
Benefits: You will be eligible to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees, subject in each case to the terms of the Company’s benefit plans in effect from time to time. The Company reserves the right to alter or eliminate any benefit in its discretion.
Stock Options: You will be eligible to participate in the Company’s equity incentive awards program, subject to approval by the Company's Board of Directors (the "Board"). We will recommend to the Board that you be granted an option to purchase an aggregate number of shares of Semrush Class A Common Stock (the "Shares") with a Value of $1,350,000 and an award of restricted stock units ("RSUs") with a Value of $1,350,000. "Value" means, with respect to the stock options, the grant date fair value (i.e., Black- Scholes value) and, with respect to the RSUs, the number of Shares will be calculated by dividing the dollar Value by the closing market price on the Grant Date. Your awards will be priced and converted to a specific number of stock options and restricted stock units on the first of the month following the Board's approval of your award, such date being the "Grant Date". Your eligibility and participation in these awards will be governed by the Semrush Holdings Inc. 2021 Stock Option and Incentive Plan and any associated equity award agreement required to be entered into by you and the Company (the “Equity Documents”). In the event of any conflict between this letter and the Equity Documents, the Equity Documents shall control.
Representation Regarding Other Obligations: You represent that you have provided to the Company a copy of any confidentiality, non-competition, non-solicitation or other restrictive covenant agreement you have with your current employer. If you have entered into any other agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible. This offer is conditioned on your representation that (i) you are not subject to any confidentiality, non- competition, non-solicitation or other agreement or obligation that may affect your ability to devote full time and attention to your work at the Company; and (ii) you will not bring with you, use or disclose any confidential information from any former employer or service recipient.
Other Terms: Your employment with the Company shall be on an at-will basis. In other words, you or the Company may terminate employment for any reason and at any time, with three (3) months' prior written notice. Similarly, the terms and conditions of employment outlined in this letter are subject to change at any time by the Company in its discretion. You also must sign the Company’s standard Employee Confidentiality, Assignment and Non-Competition Agreement (the “Employee Agreement”) as a condition of your employment. A copy of the Employee Agreement is enclosed and incorporated herein by reference. This letter, the Employee Agreement and the Equity Documents constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. By signing below, you agree that you are not relying on any representation, communication or understanding with or from the Company (including any Company employee or agent). Unless otherwise expressly provided in the Employee Agreement, any disputes between you and the Company shall be governed by Massachusetts law and shall be heard exclusively in the state and federal courts of Massachusetts. You and the Company waive any right to a jury in the event of such dispute. In addition, as with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States, as well as your satisfactory completion of reference and background checks.
Please confirm your acceptance of this offer of employment by signing below and returning a copy to me no later than 5:00 PM on September 3, 2021, on which date this offer will expire.
Very truly yours,
Oleg Shchegolev
President & CEO

/s/ Andrew Warden	09/02/2021
Andrew Warden	Date Signed